Exhibit 10.10

PURCHASE RIGHTS AGREEMENT

BY AND AMONG

PATTERN ENERGY GROUP LP,

PATTERN ENERGY GROUP INC.

AND

(SOLELY WITH RESPECT TO ARTICLE IV)

PATTERN ENERGY GROUP HOLDINGS LP

AND

PATTERN ENERGY GP LLC

i

PURCHASE RIGHTS AGREEMENT

THIS PURCHASE RIGHTS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein), among Pattern Energy Group LP, a Delaware limited partnership (“PEG LP”), Pattern Energy Group Inc., a Delaware corporation (“PEG Inc.”) and, solely with respect to Article IV, Pattern Energy Group Holdings LP, a Delaware limited partnership, and Pattern Energy GP LLC, a Delaware limited liability company (together, the “PEG LP Partners”).

R E C I T A L S:

1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect PEG Inc.’s Gulf Wind Purchase Right (as defined herein).

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to PEG Inc.’s right of first offer relating to power projects sold by PEG LP.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to PEG Inc.’s right of first offer relating to a sale of PEG LP or all or substantially all of PEG LP’s assets.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

“Agreement” means this Purchase Rights Agreement, as it may be amended, modified, or supplemented from time to time in accordance with Section 5.6 hereof.

“Applicable Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, Order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter, of a Governmental Authority having valid jurisdiction.

“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in Toronto, Ontario or New York, NY are authorized or required by Applicable Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Closing Date” means the date of the closing of the initial public offering of Class A common stock of PEG Inc.

“Construction-Ready Project” means any Project that has: (i) commenced construction as evidenced by a PEG LP Entity having (A) closed the financing for such construction or (B) issued a notice to proceed in accordance with the applicable construction agreement; or (ii) in PEG Inc.’s reasonable determination, reached the status of being capable of commencing construction, which reasonable determination may be based upon, among other things, whether or not (x) there are requisite material project agreements in full force and effect (including a long-term power sales agreement and an interconnection agreement), (y) all requisite real estate rights and permits for construction are in full force and effect and (z) substantially negotiated equipment supply and other construction agreements are in full force and effect and sufficient to achieve and sustain commercial operations if performed in accordance with their terms; and, in each case of the foregoing (i) and (ii), there has been no violation of, default under or event that with or without notice or the passage of time or otherwise would constitute a violation of or an event of default under any such project agreements, real estate rights, permits or construction agreements.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Equity Interests” means all shares, capital stock, partnership or limited liability company interests, membership interests, units, participations, distribution rights or similar equity interests issued by any Person, however designated.

“Final Gulf Wind Purchase Right Notice” has the meaning given such term in Section 2.2(a).

“First Rights PEG LP Offer” has the meaning given such term in Section 4.2(b).

“First Rights Project Declination” has the meaning given such term in Section 3.2(b).

“First Rights Project Offer” has the meaning given such term in Section 3.2(b).

“Governmental Authority” means:

(i)	any government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(ii)	any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(iii)	any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(iv)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“Gulf Wind FMV Objection Notice” has the meaning given such term in Section 2.2(a).

“Gulf Wind Interest” means the Class B Units in Pattern Gulf Wind Holdings LLC directly or indirectly held by any PEG LP Entity (which, immediately after the completion of PEG Inc.’s initial public offering, will amount to 40% of the issued and outstanding Class B Units of Pattern Gulf Wind Holdings LLC) and any successor Equity Interests (including as a result of any recapitalization, conversion, reorganization, merger or similar transaction).

“Gulf Wind Purchase Right” has the meaning given such term in Section 2.1(a).

“Gulf Wind Purchase Right Notice” has the meaning given such term in Section 2.2(a).

“Gulf Wind Purchase Right Period” means the period commencing on the first Business Day following the first anniversary of the Closing Date and ending on the first Business Day following the second anniversary of the Closing Date.

“Operational Project” means any Project that has: (i) achieved commercial operations in accordance with the terms of its applicable construction agreement, power sales agreement or interconnection agreement, as the case may be; and (ii) generated operating revenue from the sale of electricity or transmission services under its applicable power sales agreement or transmission services agreement.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Parties” means the parties to this Agreement and their successors and permitted assigns.

“PEG Inc.” is defined in the introduction to this Agreement.

“PEG Inc. Entities” means PEG Inc. and any Person Controlled by such entity.

“PEG LP” is defined in the introduction to this Agreement.

“PEG LP Entities” means PEG LP and its Subsidiaries, and any other Person Controlled, directly or indirectly, by PEG LP, in each case, other than the PEG Inc. Entities.

“PEG LP Offer Price” has the meaning given such term in Section 4.2(b).

“PEG LP Partners” is defined in the introduction to this Agreement.

“PEG LP Transfer Notice” has the meaning given such term in Section 4.2(a).

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unlimited liability company, unincorporated organization or any other entity.

“Project” has the meaning given such term in Section 3.1.

“Project Offer Price” has the meaning given such term in Section 3.2(b).

“Project Transfer Notice” has the meaning given such term in Section 3.2(a).

“Second Gulf Wind Purchase Right Notice” has the meaning given such term in Section 2.2(a).

“Subject Project Interest” has the meaning given such term in Section 3.2(a).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, unlimited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, fifty percent (50%) or more of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined Equity Interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Third Party Advisor” means an investment banking firm or other expert advisor, in each case, mutually agreed upon by PEG Inc. and PEG LP.

“Transfer” means any direct or indirect transfer, assignment, sale or other disposition, whether through the direct or indirect transfer, assignment, sale or other disposition of Equity Interests or assets, by merger or otherwise; provided, however, that such term shall not include: (a) transfers, assignments, sales or other dispositions from a PEG LP Entity to another PEG LP Entity; (b) grants of security interests in or mortgages or liens in favor of a bona fide third party lender in the business of providing debt financing; or (c) transfers, assignments, sales or other dispositions as part of a tax equity financing transaction, such as sale-leaseback transactions or partnership flip transactions (excluding, for the avoidance of doubt, any transfer of the interest retained by the PEG LP Entity that entered into such tax equity financing).

“Transferee” means the recipient of a Transfer.

ARTICLE II.

GULF WIND INTEREST PURCHASE OPTION

Section 2.1. Option to Purchase the Gulf Wind Interest.

(a) PEG LP hereby grants to PEG Inc. the unconditional right and option to purchase for fair market value (as determined in accordance with this Agreement) all of the Gulf Wind Interest (the “Gulf Wind Purchase Right”), exercisable by PEG Inc. in its sole discretion at any time during the Gulf Wind Purchase Right Period, and will take all actions necessary to cause the Gulf Wind Purchase Right to be exercisable in accordance with this Article II, including by causing each PEG LP Entity to take any actions necessary to facilitate and enforce such exercise and to consummate the transactions contemplated by this Article II. For the avoidance of doubt, if a Gulf Wind Purchase Right Notice (as defined below) is provided during the Gulf Wind Purchase Right Period, the Gulf Wind Purchase Right shall survive until the transfer of the Gulf Wind Interest pursuant to this Article II is consummated (or earlier terminated in accordance with this Article II below).

(b) The transfer of the Gulf Wind Interest in connection with the exercise of the Gulf Wind Purchase Right shall be accomplished pursuant to the transfer of all of the Class B Units or other Equity Interests in Pattern Gulf Wind Holdings LLC directly or indirectly held by the PEG LP Entities, or in such other manner as PEG Inc. and PEG LP shall reasonably agree, taking into account tax efficiencies, third party consents and other reasonable considerations.

Section 2.2. Procedures.

(a) At any time during the Gulf Wind Purchase Right Period, PEG Inc. may provide written notice to PEG LP of its exercise of the Gulf Wind Purchase Right (a “Gulf Wind Purchase Right Notice”), which notice shall include the fair market value it proposes to pay for the Gulf Wind Interest, and the other material economic terms of the purchase. Following delivery of the Gulf Wind Purchase Right Notice, PEG LP shall have 10 Business Days to reasonably object by written notice to PEG Inc. to the fair market value or any other material economic terms set forth in the Gulf Wind Purchase Right Notice (a “Gulf Wind FMV Objection Notice”), which Gulf Wind FMV Objection Notice shall include PEG LP’s alternative proposal for any fair market value or other material economic terms. If PEG LP does not so deliver a Gulf Wind FMV Objection Notice within such 10 Business Day period, PEG LP shall no longer have a right to object to the terms of the Gulf Wind Purchase Right Notice and shall be deemed to have irrevocably agreed to the fair market value and other terms set forth in the Gulf Wind Purchase Right Notice; and such Gulf Wind Purchase Right Notice shall be deemed to be the Final Gulf Wind Purchase Right Notice (as defined below). Following any valid delivery within the period specified above of a Gulf Wind FMV Objection Notice, PEG LP and PEG Inc. shall negotiate in good faith to resolve any objections set forth in the Gulf Wind FMV Objection Notice. If PEG Inc. and PEG LP are unable to agree on the fair market value of the Gulf Wind Interest and/or the other material economic terms objected to in a validly delivered Gulf Wind FMV Objection Notice within 30 calendar days of such delivery, PEG Inc. and PEG LP shall, upon written notice from either PEG Inc. or PEG LP to the other, engage a Third Party Advisor to determine the fair market value of the Gulf Wind Interest and/or the other material economic terms on which PEG Inc. and PEG LP are unable to agree. In determining the fair market value of the Gulf Wind Interest and/or the other material economic terms on which the Gulf Wind Interest is to be sold, the Third Party Advisor shall be provided with access to the Gulf Wind Purchase Right Notice, Gulf Wind FMV Objection Notice, including the proposed sale and purchase values and terms for the offer submitted by PEG Inc. and PEG LP, respectively, and to all information prepared by or on behalf of PEG Inc. and PEG LP with respect to the Gulf Wind Interest and reasonably requested by the Third Party Advisor. The Third Party Advisor will determine the fair market value of the Gulf Wind Interest and/or the other material economic terms on which PEG Inc. and PEG LP are unable to agree within 30 calendar days of its engagement. Upon receipt of the Third Party Advisor’s final determination, PEG Inc. will have the option, but not the obligation, to purchase the Gulf Wind Interest for the fair market value and on the other material economic terms determined by the Third Party Advisor (and, if applicable, on other terms set forth in the Gulf Wind Purchase Right Notice for which no objection was set forth in a validly delivered Gulf Wind FMV Objection Notice), exercisable by delivery of written notice to PEG LP within 10 Business Days of such determination (a “Second Gulf Wind Purchase Right Notice”) setting forth such election and the determined fair market value and other material economic terms applicable to the Gulf Wind Purchase Right. Each of PEG Inc. and PEG LP will pay fifty percent (50%) of the fees and expenses of any Third Party Advisor engaged by PEG Inc. and PEG LP pursuant to this Section 2.2(a). The “Final Gulf Wind Purchase Right Notice” shall mean: (i) the Gulf Wind Purchase Right Notice if PEG LP does not deliver a Gulf Wind FMV Objection Notice in accordance with this Section 2.2(a) or (ii) the Second Gulf Wind Purchase Right Notice if PEG LP delivers a Gulf Wind FMV Objection Notice in accordance with this Section 2.2(a).

(b) If PEG Inc. delivers a Final Gulf Wind Purchase Right Notice, PEG LP shall be obligated to sell the Gulf Wind Interest to PEG Inc. and PEG Inc. shall be obligated to purchase the Gulf Wind Interest from PEG LP at the fair market value and on the other economic terms set forth in the Final Gulf Wind Purchase Right Notice, as well as on the following terms and conditions (which shall be further documented and set forth in a purchase and sale agreement that shall be entered into by the Parties):

(i) PEG Inc. will deliver to PEG LP the cash purchase price specified in the Final Gulf Wind Purchase Right Notice and PEG LP will deliver to PEG Inc. the Gulf Wind Interest (together with reasonable evidence and instruments of transfer with respect thereto) within 120 days of PEG Inc.’s delivery of a Final Gulf Wind Purchase Right Notice (unless such period is otherwise extended pursuant to Section 2.2(b)(iii));

(ii) PEG LP will provide customary representations and warranties with respect to title to the Gulf Wind Interest being free and clear of liens and any third party rights, valid conveyance, non-contravention, valid existence and due authorization, execution and authority, and any other such matters as PEG Inc. may reasonably request, with customary indemnification and survival; and

(iii) if the closing of the acquisition of the Gulf Wind Interest shall not have been consummated within 120 days following PEG Inc.’s delivery of a Final Gulf Wind Purchase Right Notice, either PEG LP or PEG Inc. shall be entitled to terminate any obligation to sell or purchase, as applicable, the Gulf Wind Interest under this Article II and the related purchase and sale agreement, and upon such termination neither PEG LP nor PEG Inc. shall have any obligation to sell or purchase the Gulf Wind Interest pursuant thereto; provided that if a Party’s breach of this Article II or the related purchase and sale agreement has resulted in the failure of the closing to occur by such date, such Party shall not be entitled to so terminate its obligation to sell or purchase, as applicable, the Gulf Wind Interest under this Article II or the related purchase and sale agreement; provided further that PEG Inc. may extend the period for closing under such purchase and sale agreement for a period not to exceed an additional 120 days (unless the Parties mutually agree in writing to an extension of more than 120 days) if PEG Inc. is not in breach of such purchase and sale agreement and is continuing to use reasonable efforts to work toward a closing of such purchase and sale agreement.

(c) PEG LP shall not, and shall cause the PEG LP Entities not to, make any Transfers with respect to the Gulf Wind Interest from the date hereof through the later of (i) the termination of the Gulf Wind Purchase Right Period and (ii) the termination of any purchase and sale agreement entered into pursuant to Section 2.2(b) prior to the expiration of the Gulf Wind Purchase Right Period, it being agreed and understood that Transfers by the PEG LP Entities to PEG Inc. shall otherwise be made in accordance with the other provisions of this Article II.

ARTICLE III.

PROJECT PURCHASE RIGHT OF FIRST OFFER

Section 3.1. Project Purchase Right of First Offer. For the term set forth in Section 3.3, PEG LP hereby grants PEG Inc. a right of first offer on any proposed Transfer by any PEG LP Entity of all or any portion of such PEG LP Entity’s ownership interest in any power generation or transmission facility or project now or hereafter owned in whole or in part by any PEG LP Entity in any stage, including in development, construction or commercial operation (each a “Project”), in accordance with Section 3.2. PEG LP will take all actions necessary to cause such right of first offer to be exercisable in accordance with this Article III, including by causing each PEG LP Entity to take any actions necessary to facilitate and enforce such exercise and to consummate the transactions contemplated by this Article III.

Section 3.2. Procedures for Rights of First Offer.

(a) In the event that any PEG LP Entity proposes to Transfer all or any portion of its ownership interest in any Project, PEG LP shall give PEG Inc. written notice within a commercially reasonable amount of time setting forth the details of the proposed Transfer, including a description of the Project (including the mega-wattage, stage of development or construction, material counterparties, details of the project contracts and other material information with respect to the Project that an acquiror thereof would reasonably be anticipated to request in order to reasonably diligence and assess such Project), the interest to be Transferred (the “Subject Project Interest”) and any other material terms of the proposed Transfer reasonably known or anticipated by PEG LP (a “Project Transfer Notice”).

(b) Within 30 calendar days (or 60 calendar days in the event that at the relevant time the chief executive officer of PEG LP is not an employee of PEG Inc.) after delivery of a Project Transfer Notice, PEG Inc. shall either: (i) deliver a written offer to PEG LP to purchase the Subject Project Interest setting forth PEG Inc.’s offer price (a “Project Offer Price”) and other material terms and conditions on which PEG Inc. proposes to purchase such Subject Project Interest (a “First Rights Project Offer”) or (ii) deliver a written notice to PEG LP that PEG Inc. will not make a First Rights Project Offer in response to the Project Transfer Notice (a “First Rights Project Declination”). Unless a First Rights Project Offer is rejected pursuant to written notice from PEG LP delivered to PEG Inc. within 14 calendar days of PEG Inc.’s delivery of a First Rights Project Offer, such First Rights Project Offer shall be deemed to have been accepted by PEG LP, and PEG Inc. shall have the right to acquire the Subject Project Interest, and PEG LP shall transfer the Subject Project Interest to PEG Inc., on the terms set forth in First Rights Project Offer, and subject to documentation reasonably agreed between the parties.

(c) In the event that PEG Inc. delivers a First Rights Project Declination as provided in Section 3.2(b) above, or PEG LP validly rejects a First Rights Project Offer as provided in Section 3.2(b) above, PEG LP shall not be restricted from Transfering the applicable Subject Project Interest to any Person within nine months of such delivery or rejection (as applicable); provided, however, that in the event that PEG Inc. has previously delivered a First Rights Project Offer in respect of the Subject Project Interest which offer was rejected, PEG LP shall only be permitted to Transfer the Subject Project Interest to a party other than PEG Inc. during such nine month period at a price greater than or equal to 105% of the applicable Project Offer Price and on other terms and conditions that are not materially less favorable to PEG LP than the terms and conditions set forth in any applicable First Rights Project Offer; provided, further, that PEG LP may not provide any material information with respect to the applicable Subject Project Interest to any actual or potential Transferee of such Subject Project Interest that was not provided to PEG Inc. together with the Project Transfer Notice. If PEG LP does not so consummate the Transfer of the Subject Project Interest within such nine month period, the terms of this Section 3.2 shall apply anew with respect to any Transfer of such Subject Project Interest.

Section 3.3. Term of the Project Purchase Right of First Offer. Section 3.1 and Section 3.2, including the obligations and rights of PEG LP and PEG Inc. thereunder, shall survive for an initial term of five-years after the Closing Date, and shall automatically renew for successive five-year terms unless PEG LP or PEG Inc. provide written notice of termination to the other not more than 120 calendar days and no less than 90 calendar days prior to the expiration of the then current term, in which case, Section 3.1 and Section 3.2 (and such obligations and rights) shall terminate and expire at the end of the then current term; provided, that PEG LP shall have the right to terminate Section 3.1 and Section 3.2 upon written notice delivered to PEG Inc. at any time within 90 calendar days following the third Transfer of an Operational Project or Construction-Ready Project (other than with respect to an immaterial portion of such project) to Persons other than Affiliates of PEG LP or PEG Inc. following PEG Inc.’s delivery to PEG LP of three (3) First Rights Project Declinations in accordance with Section 3.2 with respect to each such Operational Project or Construction-Ready Project (for the avoidance of doubt, any such project must have been an Operational Project or Construction-Ready Project when the related First Rights Project Offer was delivered to PEG Inc.); provided, further, that notwithstanding any termination or expiration of Section 3.1 and Section 3.2, if any First Rights Project Offer shall have been delivered prior to such termination or expiration, the obligations and rights of the Parties with respect to the Subject Project Interest subject thereto shall survive until the applicable terms of Section 3.2 with respect thereto have been complied with and performed in full.

ARTICLE IV.

PEG LP PURCHASE RIGHT OF FIRST OFFER

Section 4.1. PEG LP Purchase Right of First Offer. For the term set forth in Section 4.3, PEG LP and the PEG LP Partners hereby grant PEG Inc. a right of first offer on any proposed Transfer of any material portion of the Equity Interests or all or substantially all of the assets of PEG LP in accordance with Section 4.2. PEG LP and the PEG LP Partners will take all actions necessary to cause such right of first offer to be exercisable in accordance with this Article IV, including by causing each PEG LP Entity to take any actions necessary to facilitate and enforce such exercise and to consummate the transactions contemplated by this Article IV.

The Parties will reasonably cooperate in determining the scope of any proposed Transfer that PEG LP and the PEG LP Partners consider to be an immaterial portion of Equity Interests of PEG LP with a view of not circumventing the purpose of this Article IV.

Section 4.2. Procedures for Rights of First Offer.

(a) In the event that the PEG LP Partners or PEG LP propose to Transfer any material portion of the Equity Interests or all or substantially all of the assets of PEG LP, PEG LP and the PEG LP Partners shall give PEG Inc. written notice setting forth the details of the proposed Transfer, including a description of PEG LP’s assets (including, with respect to each of PEG LP’s Projects, the mega-wattage, stage of development or construction, material counterparties, details of any project contracts and other material information with respect to PEG LP and the Projects that an acquiror thereof would reasonably be anticipated to request in order to reasonably diligence and assess PEG LP and such Projects), the Equity Interests or assets to be Transferred (in each case, the “PEG LP Interests”) and any other material terms of the proposed Transfer reasonably known or anticipated by PEG LP or the PEG LP Partners (a “PEG LP Transfer Notice”).

(b) Within 45 calendar days after delivery of a PEG LP Transfer Notice, PEG Inc. shall either: (i) deliver a written offer to PEG LP and the PEG LP Partners to purchase the PEG LP Interests setting forth PEG Inc.’s offer price (a “PEG LP Offer Price”) and other material terms and conditions on which PEG Inc. proposes to purchase the PEG LP Interests (a “First Rights PEG LP Offer”) or (ii) deliver a written notice to PEG LP that PEG Inc. will not make a First Rights PEG LP Offer in response to the PEG LP Transfer Notice (a “First Rights PEG LP Declination”). Unless a First Rights PEG LP Offer is rejected pursuant to written notice from PEG LP delivered to PEG Inc. within 30 calendar days of PEG Inc.’s delivery of a First Rights PEG LP Offer, such First Rights PEG LP Offer shall be deemed to have been accepted by PEG LP and the PEG LP Partners, and PEG Inc. shall have the right to acquire the PEG LP Interests, and PEG LP and the PEG LP Partners shall transfer the PEG LP Interests to PEG Inc., on the terms set forth in First Rights PEG LP Offer, and subject to documentation reasonably agreed between the parties.

(c) In the event that PEG Inc. delivers a First Rights PEG LP Declination as provided in Section 4.2(b) above, or PEG LP validly rejects a First Rights PEG LP Offer as provided in Section 4.2(b) above, PEG LP and the PEG LP Partners shall be free to Transfer the PEG LP Interests to any Person within nine months of such delivery or rejection (as applicable); provided, however, that in the event that PEG Inc. had previously delivered a First Rights PEG LP Offer that was rejected, PEG LP and the PEG LP Partners shall only be permitted to Transfer the PEG LP Interests to a party other than PEG Inc. during such nine month period at a price greater than or equal to 105% of the applicable PEG LP Offer Price and on other terms and conditions that are not materially less favorable to PEG LP and the PEG LP Partners than the terms and conditions set forth in any applicable First Rights PEG LP Offer; provided, further, that PEG LP and the PEG LP Partners may not provide any material information with respect to PEG LP, its assets or the PEG LP Interests to any actual or potential Transferee of the PEG LP Interests that was not provided to PEG Inc. together with the PEG LP Transfer Notice. If PEG LP does not so consummate the Transfer of the PEG LP Interests within such nine month period, the terms of this Section 4.2 shall apply anew with respect to any Transfer of the PEG LP Interests.

Section 4.3. Term of the PEG LP Purchase Right of First Offer. Section 4.1 and Section 4.2, including the obligations and rights of PEG LP, the PEG LP Partners and PEG Inc. thereunder, shall survive until the earlier of: (a) the acquisition of the PEG LP Interests by PEG Inc. pursuant to Section 4.1 and Section 4.2; and (b) the termination of the rights and obligations in Section 3.1 and Section 3.2 pursuant to Section 3.3.

ARTICLE V.

MISCELLANEOUS

Section 5.1. Choice of Law; Submission To Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction irrespective of the choice of laws principles. Except as may otherwise expressly be set forth in any purchase and sale agreement entered into between or among the Parties or their Affiliates in connection with the exercise of the purchase rights set forth in Article II, Article III and Article IV, and subject to Section 5.2, each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York in connection with any claim, suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or any dealings between them relating to the subject matter of this Agreement and the relationship that is being established. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM, SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.

Section 5.2. Enforcement. Each Party agrees and acknowledges that the other Parties do not have an adequate remedy at law for the breach by any such Party of its covenants and agreements set forth in this Agreement, and that any breach by any such Party of its covenants and agreements set forth in this Agreement would result in irreparable injury to each other Party. Each Party shall be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights existing in its favor. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each Party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for, and shall be entitled to specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Agreement.

Section 5.3. Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing the same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private-courier, prepaid, or by telecopier to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.3.

Section 5.4. Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 5.5. Waiver; Effect of Waiver or Consent. Any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto or (b) waive compliance with any agreement or condition of any other Party contained herein. Except as otherwise specifically provided herein, any such extension or waiver shall be valid only if set forth in a written instrument duly executed by the party or parties to be bound thereby. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a waiver or consent of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 5.6. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto.

Section 5.7. Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto, except that PEG Inc. shall be enabled to assign its rights hereunder to an affiliate that agrees to be bound to the terms hereof; provided, that subject to the foregoing, this Agreement shall be binding on the Parties and their respective successors and assigns.

Section 5.8. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 5.9. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 5.10. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.11. Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 5.12. Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to be in violation of any Applicable Law.

Section 5.13. No Third Party Beneficiaries. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no other Person, including any limited partner, member or equity holder of the Parties, shall have the right, separate and apart from the Parties, as applicable, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

PATTERN ENERGY GROUP LP

By:
Name: Title:

Address for Notice:

Phone

Fax

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PATTERN ENERGY GROUP INC.

By:
Name: Title:

Address for Notice:

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Solely with Respect to Article IV:

PATTERN ENERGY GROUP HOLDINGS LP

By:
Name: Title:

Address for Notice:

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PATTERN ENERGY GP LLC

By:
Name: Title:

Address for Notice:

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Attention